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EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT
                                       FOR
                                JAMES C. COLLINGS

                   THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and between DAW TECHNOLOGIES, INC., a Utah corporation whose principal office is located at 2700 South 900 West, Salt Lake City, Utah 84119 (the "Company") and JAMES C. COLLINGS, whose address is 891 West Stowe Court, Farmington, Utah 84025 (the "Employee"), as of February 1, 2002.

                                    RECITALS

         WHEREAS, Employee desires to become employed as the Chief Executive Officer and appointed a member of the Board of Directors of the Company;

         WHEREAS, the Company desires to hire Employee as its Chief Executive Officer and to have Employee appointed a member of its Board of Directors on the terms and conditions set forth herein; and

         WHEREAS, the Employee is willing and desires to become employed by the Company on the terms and conditions set forth herein:

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Employee, and the Employee hereby accepts employment, as the Company's Chief Executive Officer upon the terms and conditions hereinafter set forth. The Board of Directors of the Company will appoint Employee to fill a vacant position as a director on the Board of Directors of the Company and Employee will be nominated to stand for re-election as a director during the term of this Agreement.

         2.       TERM AND LOCATION.

                  a. TERM. The employment of the Employee by the Company pursuant to this Agreement will be for an initial period commencing effective as of February 1, 2002 and terminating on the date three (3) years from the date hereof (the "Employment Term").

                  b. LOCATION. The Company shall provide to Employee suitable offices and facilities in Salt Lake City, Utah appropriate for, and commensurate with, his position and suitable for the performance of Employee's responsibilities.

         3. DUTIES. Employee agrees to perform the duties outlined in the Company's bylaws as being applicable for the Company's Chief Executive Officer, and to perform such other duties as may be appropriate for the Company's Chief Executive Officer or as may be assigned from time to time by the Board of Directors of the Company including overall day to day management and supervision of all aspects of the Company's business and operations. Employee agrees to serve as a member of the


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Company's Board of Directors. In addition to such employment, Employee agrees to serve in such other substantially similar offices or positions with the Company or any subsidiary of the Company and such substitute or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by the Company's Board of Directors. The Employee agrees that he will devote his full time and attention during usual working hours to the affairs of the Company, and that during the Employment Term he shall report directly to the Board of Directors of the Company. Notwithstanding the foregoing, Employee will be permitted to assist Cornerstone Capital Group, LLC and Cornerstone Capital Partners 1, L.P. with the winding up of their affairs including serving as a director of PowerQuest Corporation. Employee may make and manage personal business investments of his choice and serve in civic, educational, religious, charity or trade organizations without seeking or obtaining approval of the Board of Directors, providing that such activities do not interfere with the performance of his duties hereunder.

         4.        COMPENSATION.

                  a. BASE SALARY. The Company shall pay the Employee a base salary in the initial amount of $185,000 per year, payable in accordance with the Company's normal payroll schedule (such amount, as it may be increased from time to time, is hereinafter referred to as the "Base Salary"). The Base Salary shall be reviewed by the Compensation Committee of the Board of Directors annually, and may be adjusted as the Compensation Committee may determine based on criteria including performance, executive compensation for comparably sized enterprises and related factors. Notwithstanding the annual reviews of Employee's Base Salary by the Compensation Committee, the Base Salary shall be increased upon the Company achieving the following milestones at any time during the Employment Term:

                           (i) Upon the closing of a line of credit having a term of at least twenty four (24) months from a bank or other financial institution whose identity is reasonably acceptable to the Board of Directors in the principal amount of at least $4,000,000 on terms that are no less favorable to the Company than the Company's existing line of credit from US Bank, Employee's Base Salary shall be increased to $215,000 per year;

                           (ii) At such time as the market value of the Company's outstanding common stock is $18 million, or greater, for twenty (20) consecutive trading days, Employee's Base Salary shall be increased to $225,000 per year.

                  b. INCENTIVE COMPENSATION. In addition to the Base Salary, the Company may pay the Employee incentive compensation in the form of an annual cash bonus. The amount of such bonuses, if any, shall be determined by the Board of Directors of the Company, or the Compensation Committee thereof, taking into consideration the relative contribution by Employee to the business of the Company, the amount of cash available for payment of bonuses, the economy in general, and such other factors as the Board of Directors and/or Compensation Committee deem relevant. During the initial year of employment with the Company Employee shall be eligible for up to $100,000 in additional cash compensation ("Incentive Compensation") if and when the following goals and milestones are met:

                           (i) up to $12,500 of the Incentive Compensation shall be paid to Employee at the end of each of the first four calendar quarters of the Employment Term in which Employee or the Company shall have achieved certain goals to be established by the Compensation Committee of the Board of Directors prior to the beginning of each such respective calendar quarter;


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                           (ii)     up to $50,000 of the Incentive Compensation
         shall be paid to Employee if the Company is successful, within six (6) months from the date of this Agreement, in (a) eliminating the Company's outstanding Convertible Series A Preferred Stock ("Preferred Stock") in a manner acceptable to the Board, or (b) negotiating an acceptable floor in the number of shares of common stock into which the Preferred Stock can be converted (collectively the "Recapitalization"). The amount of Incentive Compensation to be paid to Employee under this subsection shall be based on the net savings of shares of common stock that are or that may be issued as a result of the Recapitalization, as adjusted by any cash paid or debt incurred by the Company in connection with the Recapitalization. Specifically, the amount of Incentive Compensation to be paid shall equal two percent (2%) of the market value at the Recapitalization date of the difference between (a) the number of shares of common stock that would be issued to the holders of the Preferred Stock ("Holders") if the Holders converted all of their respective shares of Preferred Stock into common stock as of the date of this Agreement (approximately 4,730,000), and (b) the number of shares of common stock actually issued, or that may be issued, to the Holders or other parties as a result of the Recapitalization. In the event the Recapitalization entails the Company paying cash to the Holders or incurring any debt, the amount of the Incentive Compensation shall be proportionately adjusted to take such cash or debt into account. Incentive Compensation to be paid under this subsection shall not exceed $50,000. By way of example, assume that as of the date of this Agreement the Preferred Stock is convertible into a total of 4,730,000 shares of common stock based on a market value of $1.15/share. If Employee is successful in completing a Recapitalization pursuant to which all of the Preferred Stock is retired in exchange for a cash payment of $1,000,000, which the Company borrows, and 2 million shares of common stock, then Employee shall be entitled to Incentive Compensation calculated as follows: The number of shares into which the Preferred Stock is convertible as of the date of this Agreement (4,730,000) will be reduced by the number of shares represented by the debt incurred by the Company ($1,000,000/$1.15 = 869,565 shares). The adjusted number of shares (4,730,000-869,565 = 3,860,435) is then used to calculate the net savings in shares of common stock by subtracting the 2,000,000 shares issued to the Holders from the 3,860,435 adjusted amount, which equals 1,860,435 shares. The Incentive Compensation amount is value as of the date of the Recapitalization of 2 % of 1,860,435 shares. Assuming the market value of the Company's common stock as of the date of the Recapitalization is $1.15 per share, Employee would be paid $42,790 (0.02 x (1,860,435 x $1.15)).

                  c. STOCK OPTIONS. As partial consideration for entering into this Agreement, upon execution of this Agreement the Company shall grant to the Employee a ten (10) year stock option under the Company's 1999 Omnibus Stock Incentive Plan to acquire a total of 100,000 shares of the Company's $0.01 par value common stock at an exercise price of $0.60 per share, which is the fair market value as of February 22, 2002 (the "Initial Options"). The Initial Options shall vest and be exercisable as follows:

                           (i) 50,000 shares on the first anniversary of the date of this Agreement;

                           (ii) 50,000 shares on the second anniversary of the date of this Agreement.

The unvested portion of any initial options will vest and become immediately exercisable upon a change of control of the company.


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In addition to the Initial Options, the Company shall grant to Employee
Performance Options to purchase up to an additional 100,000 shares of the Company's $0.01 par value common stock at exercise prices no less than the fair market value of the Company's common stock on the dates of grant (the "Performance Options") upon the following goals or milestones being achieved:

                           (i) 50,000 Performance Options shall be granted to Employee if, during the Employment Term, the market value of the Company's outstanding common stock equals or exceeds $18 million for at least twenty (20) consecutive trading days;

                           (ii) 25,000 Performance Options shall be granted to Employee at such time as the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for two (2) consecutive quarters is greater than breakeven, as determined by generally accepted accounting principles; and

                           (iii) 25,000 Performance Options shall be granted to Employee at such time as the Company's year-over-year revenue growth is greater than twenty percent (20%), as determined by generally accepted accounting principles.

The Performance Options shall be granted under the Company's 1999 Omnibus Stock Incentive Plan, and they shall vest and become exercisable as follows:

                           (i)      one-half on the date of grant;

                           (ii) one-half on the first anniversary of the date of grant.

                  d. COMPANY STOCK. Employee shall be entitled to fully participate in any stock related incentive plans that are now in effect or that may hereafter be established, which are at least equal to the benefits available to executive management of the Company, including, but not limited to, any plan allowing employees and/or management to purchase stock, obtain stock options, stock appreciation rights, phantom stock, restricted stock or stock warrants.

                  e. EMPLOYEE BENEFITS. During the Employment Term, the Employee shall be entitled to all employee benefits and arrangements now in effect or that may hereafter be established, which are at least equal to the benefits available to the executive management personnel of the Company, including, without limitation, any pension and profit sharing plans; health, accident, dental, life and disability insurance; paid vacations and paid sick leave. The benefits applicable to the Employee shall be the same type and level of benefits available to other executive management personnel of the Company.

                  f. BUSINESS EXPENSES. The Employee shall be entitled to reimbursement for all necessary and reasonable business expenses incurred by Employee in the course of his employment hereunder, at the rates and in accordance with the policies and practices set by the Board of Directors of the Company for executive management personnel of the Company. The Employee shall be entitled to reimbursement for all expenses related to travel or entertainment incurred conducting activities for or on behalf of the Company.

         5.       TERMINATION OF EMPLOYMENT.

                  a. TERMINATION BY THE COMPANY. The Company shall have the right to terminate the Employee's employment prior to the expiration of the employment term, with or without "Cause,"


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subject to the specific contractual obligations of the Company to Employee as set forth in this Agreement. For purposes of this Agreement, "Cause" shall mean
(i) substantial and continued willful failure by Employee to perform his duties which results in substantial harm to the business, which failure is not cured (if curable) by Employee within thirty (30) days after written notice of the failure is delivered to Employee by the Company, (ii) gross misconduct including embezzlement, fraud or misappropriation relating to the company or (iii) the conviction of a felony.

                  b. DEATH. In the event Employee dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Employee's death.

                  c. DISABILITY. In the event Employee shall suffer a documented mental or physical illness or disability that prevents the Employee from substantially performing his duties under this Agreement for a period of six (6) consecutive months as determined in good faith by the Board of Directors of the Company, the Company may terminate Employee's employment upon thirty (30) days written notice

                  d. TERMINATION BY EMPLOYEE FOR GOOD REASON. This Agreement may be terminated by Employee upon thirty (30) days prior written notice to the Company at any time after the occurrence of any of the following events, each of which shall constitute "Good Reason" for termination, unless otherwise agreed to in writing by Employee: (i) there is a Change in Control of the Company (as hereinafter defined); (ii) the Company and any subsidiaries sell, lease or otherwise transfer all or substantially all of their assets to an entity which has not either assumed the Company's obligations under this Agreement or entered into a new employment contract which is mutually satisfactory to Employee and such entity; (iii) a material diminution occurs in the duties, title, authority or responsibilities of Employee (e.g., Employee is placed in a direct reporting relationship to anyone other than the Board) and the diminution is not cured within fifteen (15) days after written notice is received by the Company; (iv) the Company's failure to pay compensation or grant Options as required under this Agreement and the failure is not cured within fifteen (15) days after written notice is received by the Company; (v) Employee is removed from the position of Chief Executive Officer of the Company; (vi) the principal executive offices of the Company are moved to a location more than fifty (50) miles from Salt Lake City, Utah without Employee's consent; (vii) a liquidation or dissolution of the Company occurs. For purposes of this Paragraph 5(d) a Change in Control of the Company shall be defined as a corporate reorganization, acquisition or merger with another entity in a transaction of any type in which the Company is not the controlling survivor.

         A termination by Employee for reasons other than set forth above shall be considered a voluntary quit. Employee shall provide the Company with at least ninety (90) days written notice of his voluntary termination and the last day of his employment.

         6.       PAYMENTS ON TERMINATION.

                  a. ACCRUED COMPENSATION. In the event of termination of Employee's employment for any reason, the Company shall pay to Employee (or his beneficiary in the event of his death) any Base Salary or other compensation earned but not paid to Employee before the effective date of the termination, including compensation for accrued but unused vacation time.

                  b. SEVERANCE. In the event of termination of Employee's employment by Employee for Good Reason or by the Company for reasons other than for Cause or Disability, or if employment is terminated because Employee dies during the active performance of his duties or if there is a change in control of the Board of Directors resulting from a change in the common stock ownership of the


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Company of fifty percent (50%) or more, the Company shall pay Employee, in a lump sum within thirty (30) days after termination, an amount equal to six (6) months Base Salary plus any accrued but unpaid Incentive Compensation. In the event Employee's employment is terminated by the Company for Cause or employee voluntarily quits, he shall not be entitled to the payments set forth in this paragraph.

                  c. NO REDUCTION OF BENEFITS. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation or retirement benefits heretofore or hereafter earned by the Employee as a result of employment by any other person, firm or corporation. Payments and benefits set forth in this Section 6 are in addition to any other benefits to which Employee may be entitled under the Company's pension, life insurance and other employee benefits plans.

         7. INDEMNIFICATION. If the Employee is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee, officer or director of the Company, or is or was serving at the request of the Company, the Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the corporation law of the state in which the Company is then incorporated, as the same exists or may hereafter be amended, against all expenses, liability and loss, including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement, reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee after he has ceased to be an employee, officer or director of the Company, and shall inure to the benefit of his heirs, executors and administrators. The Company will enter into its standard indemnification agreement for officers and directors with Employee.

         8. CONFIDENTIALITY. The Employee agrees that in performing under the terms of this Agreement he will have access to confidential and proprietary information and records of the Company. The Employee agrees that he shall keep all such information and records confidential and shall not give or provide such information or records to any third party or use them in any way to compete or allow a third party to compete with the Company. The provisions of this paragraph 8 will survive the termination of this Agreement; provided, however, that the Employee's obligations under this paragraph 8 shall not relate to information and records of the Company that become part of the public domain by publication or otherwise through no fault or action of the Employee.

         9. RESTRICTIONS ON SOLICITATION. During the period of employment hereunder, and for an additional period of one year commencing on and including the date on which the period of employment ends for whatever reason, Employee shall not, without the prior written consent of the Board of Directors of the Company, directly or indirectly, individually or on behalf of other persons, aid or endeavor to solicit (i) then remaining employees of the Company or any affiliate or successor thereof to leave their employment with the Company in order to accept employment with him or any other person or entity, or (ii) then customers of the Company or any affiliate successor thereof to purchase services or products from him or any other person or entity that are similar to services or products then offered or sold by the Company.

         10. BINDING EFFECT. The Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.


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         11.      ARBITRATION. Any dispute between the parties concerning the meaning and intent of this Agreement or the application of any of its terms and conditions shall be submitted to arbitration in Salt Lake City, Utah in accordance with the Labor Arbitration Rules of the American Arbitration Association then in effect and the decision of the arbitrator shall be final and binding upon the parties. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

         12. MISCELLANEOUS. This Agreement is to be governed by the law of the State of Utah. This Agreement constitutes the full and complete understanding of the parties, and except as otherwise expressly provided, supersedes all previous agreements on the subject matters hereof, and may be amended only by a writing executed by the parties hereto. The section headings of this Agreement are solely for convenience and shall not be considered in its interpretation. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.





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         IN WITNESS WHEREOF, the parties have executed this Agreement on
February 22, 2002, to be effective as of the date first written above.

                                    COMPANY:

                                    DAW TECHNOLOGIES, INC.
                                    a Utah corporation

                                    By: /s/ Robert G. Chamberlain
                                       --------------------------------------
                                       Robert G. Chamberlain
                                       Its: Chairman of the Board

                                    EMPLOYEE:

                                    /s/ James C. Collings
                                    -----------------------------------------
                                    James C. Collings










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